Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated February 2, 2016 with respect to the financial statements of PSI Systems, Inc. (dba Endicia) as of and for the nine month period ended September 30, 2015 and as of and for the years ending December 31, 2014 and December 31, 2013, included in this Form 8-K/A of Stamps.com Inc.  We also consent to the incorporation by reference of such report in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-81733) pertaining to the 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan of Stamps.com Inc.;
(2)
Registration Statement (Form S-8 No. 333-33648) pertaining to the 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, and IShip.com, Inc. Amended and Restated 1997 Stock Plan of Stamps.com Inc.;

(3)	Registration Statement (Form S-8 No. 333-42764) pertaining to the 1999 Stock Incentive Plan of Stamps.com Inc.;
(4)	Registration Statement (Form S-8 No. 333-168360) pertaining to the Stamps.com Inc. 2010 Equity Incentive Plan.; and
(5)	Registration Statement (Form S-3 No. 333-202161) pertaining to the Prospectus of Stamps.com Inc. for the registration of 768,900 shares of its common stock.

/s/ Frank, Rimerman + Co. LLP

Palo Alto, California
February 2, 2016